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                                                                    EXHIBIT 10.8


[* SIGNIFIES THAT CONFIDENTIAL MATERIAL HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.]

                                                                November 1, 2004


W.W. Norton & Company
500 Fifth Avenue
New York, NY 10110

This contract, when counter executed and delivered to us, shall constitute an agreement effective as of the above date between W.W. NORTON & COMPANY, INC. ("Publisher") and THE PEOPLE'S PUBLISHING GROUP INC. ("Distributor").

1)       APPOINTMENT.

         a) Publisher hereby appoints Distributor, and Distributor accepts appointment to be, Publisher's sole and exclusive distributor in the areas and markets set forth on Schedule 1 (the "Market") for the promotion, sale, and distribution of the print materials set forth on Schedule 1. Schedule 1 shall be deemed amended from time to time to include all Norton, Liveright and Countryman books in print and such other distributees as the Publisher shall time-to-time permit unless specific written notice of an exception is provided to Distributor, which notice shall include a statement of the reason for the exception. (All such materials are referred to as "Works") Publisher will give Distributor timely advance notice and information concerning all new Works it plans to publish, including notice of any sales restrictions, and one free copy of each new Work on availability.

         b) All rights not specifically granted herein are retained by Publisher.

         c) This agreement shall be effective on the above date and shall continue until September 30, 2007 unless earlier terminated as provided in section d)(i) and d)(ii). The Agreement shall thereafter be automatically renewed from year to year unless either party gives notice of termination on or before March 31st of any year commencing with 2008 to be effective the immediately following September 30th. References in this Agreement to "year" "fiscal year" or to "FY" shall mean the twelve-month period ending on March 31st.

         d) This agreement may be terminated prior to September 30, 2007 in the event of any of the following occurrences:

                  i) If Distributor fails to increase its purchases on a year to year basis in order to sustain an average of [*] over two fiscal years, then Publisher may terminate this agreement on December 31st of the fiscal year following that in which the shortfall took place provided notification is given by June 15th. Purchases are defined as net purchases after discount in the [*] percent discount categories, (see
                           Section 2) (i) - (iii)) plus purchases by resellers less commission, Section 2) (v), and claimed sales less commission, Section 2) (vi).


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                  ii)      If in the period prior to September 30, 2007
                           Distributor undertakes to act in a like capacity for a publisher other than Publisher, and Publisher reasonably determines that such joint representation is antithetical to Publisher's best commercial interests, then Publisher may by written notice terminate this agreement effective the September 30th that is at least 12 months from the date of notice. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit any right, or mandate any obligation on the part of Distributor to sell to customers of its choosing.

2)       TERMS OF SALE.

         (a) Distributor may purchase Works from Publisher's available inventory on the following terms, in each case payable in U.S. dollars within [*] days of invoice:

                  COLLEGE TEXT PURCHASES

                  i) In each period, Purchases by Distributor of Works for sale directly to schools shall be at a discount of [*]% from Publisher's net price.

                  ii) Purchases by Distributor of Works for resale to school bookstores, and to enterprises that act as resellers to secondary schools shall be at a discount of [*]% from the Publisher's net price.

                  iii) Purchases by Distributor of Works for Local Authority Adoptions as defined in Schedule II shall be at a discount of [*]% off Publisher's net price.

                  iv) Purchases by Distributor of Works for State Adoptions as defined in Schedule II shall be at the larger of a discount of [*]% off Publisher's net price or [*]% off Distributor's negotiated list price to the State authority. Distributor will enter a State Adoption only upon agreement with Publisher as outlined in
                           Schedule II.

                  v) In each period, the Publisher will pay to the Distributor a commission of [*]% of the net sales of Works by resellers in the secondary school market who buy direct from Publisher, as outlined in Schedule 1. The commission will be paid only upon [*]. Publisher will assist the Distributor in obtaining reseller sales reports by school.

                  vi) Distributor can claim [*]% commission on documented orders to resellers in the Distributor's market as defined in Schedule 1 provided that Distributor actively sells to the school where the texts were ultimately used. Publisher will calculate commission on net sales after returns.



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                  TRADE TITLES

         (a) Purchases will be at the discounts and terms established, from time to time, by Publisher for its trade wholesaler accounts. Trade titles are not included in the definition of works in
                  Schedule 1. Publisher does not grant an exclusive to Distributor on sales of Trade titles to the secondary market.

         (b) Publisher shall provide to Distributor each month an electronic listing of all titles and their respective net prices. It is Distributor's responsibility to notify Publisher of any such listings not received.

         (c) Sales shall be F.O.B. Publisher's bindery or warehouse, as applicable. Publisher shall bill Distributor for the discounted sales plus actual postage or other transportation charges.

         (d)      Distributor will use reasonable efforts to batch orders.

         (e)      Distributor can qualify for the following incentive discounts.

                  "BASE SALES AMOUNT" is established as follows for each 12-month period ended March 31st, 2005 through March 31st, 2008.

                  The "Base Sales Amount" equals [*]% of the highest year's net Purchases, from FY04 to FY08, by Distributor at the [*]%, [*]%, and [*]% levels plus net sales less commission to purchases of Works by resellers in the secondary school market who buy direct from Publisher, as outlined in Schedule 1.

                  If the returns from Distributor to Publisher in the period from which the Base Sales amount was calculated exceed [*]% of gross purchases (net plus returns), then the Base Sales amount will equal [*]% of the highest year's total as described above.

                  Purchases by Distributor from Publisher after the Base Sales amount is reached in a 12-month period ending March 31st, will qualify for an extra discount of [*]% in each applicable category -- [*]% will rise to [*], [*]% will rise to [*]%, [*]% will rise to [*]%.

                  The extra discount earned after reaching the Base Sales amount will not be calculated at purchase. The extra discount will be paid after the end of the respective period ending March 31st.

3)       RETURNS.

         For so long as Distributor is not in breach of this Agreement, Distributor will have the right to return Works in saleable condition, for full credit against amounts due Publisher from Distributor or, if there are no such amounts due, for refund. Works received by Distributor containing manufacturing defects may be returned pursuant to the applicable provisions of the Uniform Commercial Code.


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         Returns of superceded editions will only be accepted for [*] following the publication of a new edition. Continuing purchases of previous edition texts made in order to fulfill contractual obligations may be returned up to [*] from date of purchase.

         When Publisher determines that damaged returns are due to use of the text and not to defect, the Publisher may decline to accept the return. Publisher will not accept claims of damaged books after [*] months from date of the first use of the text. Distributor may buy replacement copies at the unit cost of the text.

         Distributor will enact a returns policy for its customers with respect to Publisher's products that is substantially similar to the policy in effect at that time with respect to Publisher's sales to the Market.

4)       RESPONSIBILITIES FOR PROMOTION.

         (a) Distributor will use reasonable efforts to promote Works in the Market by means of telemarketing, catalogues and other appropriate means. Distributor's responsibilities shall be as set forth on Schedule 3. In the events of any alleged breach, Distributor shall have ninety days from receipt of written specific notice to affect a cure.

         (b) At Distributor's reasonable and timely request, Publisher will provide Distributor, without charge except for transportation, reasonable numbers of catalogues and samples of sales promotional materials as issued. Publisher will provide PDFs of its promotional materials, for which it owns the rights, at no cost to Distributor. Publisher will provide book cover scans in electronic format at no charge to Distributor. Such scans may only be used in whole, and not be cropped or otherwise modified. Publisher assumes no liability or cost for use by Distributor of such scans.

5)       FREE COPIES

         a) Publisher will supply to Distributor a reasonable number of desk copies, free copies for conventions and displays and sample copies to be sent to customers for review and inspection of Works (collectively, "Samples"). The Publisher will be responsible for postage or shipping charges and paper, printing and binding on Samples, to a limit of [*]% of its net sales to Distributor. Under no circumstances may Distributor knowingly sell such copies to any other party. Such expenses in excess of [*]% will be the responsibility of Distributor. The Publisher will not charge Distributor for packing and fulfillment.

                  i) Distributor and Publisher will agree upon annual budget amounts for formal State adoptions that shall be excluded from the [*]% limit.

                  ii) Distributor and Publisher will agree upon annual budget amounts for official College Board Sponsored AP Workshops that shall be excluded from the [*]% limit.


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         b)       Publisher shall provide monthly reports of sample copies sent and postage expense. It is the Distributor's responsibility to create cumulative reports for any other periods. It is the Distributor's responsibility to report to publisher a missing monthly report. The absence of a sample copy expense report does not absolve the Distributor of responsibility for the expenses unless Publisher knowingly and willingly withholds the report.

                  Publisher shall provide on a quarterly basis a cumulative report including known free copy expenses and postage expense.

                  Publisher shall provide on an annual basis a cumulative report including costs of free copies, manufacturing costs of all other items, and postage expenses. The annual report will be used to calculate the free copy budget.

                  It is Distributor's responsibility to make timely suggestions about modification of report, or to indicate any missing expense information. It is the Publisher's responsibility to make a good faith effort to provide missing expense information.

         c)       [*].

6) REPORTS. Distributor shall semi-annually report to Publisher its estimated needs for Works in the forthcoming 6-month period.

7)       HANDLING OF ORDERS.

         a) Distributor shall be responsible for invoicing and for providing to Publisher all shipping documents reasonably necessary for fulfillment.

         b) Publisher shall be responsible for picking, packing and shipping orders. Distributor will reimburse Publisher for the expense of postage or other shipping of such orders.

         c) In the event Publisher receives any orders or inquiries for Works that would fall within Distributor's market as defined in paragraph 1, Publisher will promptly turn such orders and inquiries over to Distributor. Publisher will inform the customer of agreement with Distributor. Publisher will make reasonable efforts to enforce the market as defined in
                  Schedule 1. If Publisher determines a re-seller has valid business reasons for buying direct from Publisher, e.g. it serves additional or multiple markets separate from Secondary schools, the Distributor can seek commission through Clause 2)
                  a) vi)

8) WINDING UP. On termination, Publisher will accept returns from Distributor pursuant to Section 3 for [*].

9) INFRINGEMENT AND PIRACY. Distributor will promptly report to Publisher all incidents of copyright infringement of the Works that come to its attention, and will cooperate in civil and/or criminal prosecution of the entities engaging in such activity.


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10)      COMPLETE AGREEMENT; AMENDMENT. This agreement sets forth the complete understanding of the parties and cannot be waived, amended or modified except in writing signed by Distributor and Publisher. This agreement cancels and supersedes all prior Agreements between the parties in respect to the subject matter hereof.

11) NO PARTNERSHIP, AGENCY, FRANCHISE OR JOINT VENTURE. It is understood that Distributor is and shall remain an independent contractor, operating a separately established business, and not Publisher's agent, partner or legal representative and that Distributor has no authority to commit Publisher to any legal obligation to a third-party.

12) ARBITRATION; EXCLUSIVE JURISDICTION AND VENUE. In order to provide for certainty and convenience to the parties, all disputes hereunder shall be resolved by arbitration in New York, New York pursuant to the Commercial Arbitration Rules of the American Arbitration Association or
         Article 75 of the New York Civil Practice Law and Rules and exclusive jurisdiction over all matters related to such arbitration shall lie in the state courts of the State of New York sitting in New York country; and no other court or tribunal shall have jurisdiction to determine any controversy or dispute arising under or concerning this Agreement. Each party agrees to submit to the jurisdiction of such courts in the City and State of New York and consents to the service or process on it (in addition to service as provided by law) in the same manner as prescribed for service of notices under this Agreement.

13) NOTICES. Notices hereunder shall be in writing and delivered by hand or by express courier as follows:

         If to Publisher:                           If to Distributor:
         W.W. Norton & Company, Inc.                The Peoples Publishing Group
         500 Fifth Avenue                           299 Market Street
         New York, NY 10110                         Saddle Brook, NJ 07663
         Attn.: CFO                                 Attn.: Chairman

Notices shall be effective upon delivery.


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14)      RESALE MARKET. During the term of this agreement, distributor will not engage in the sale or distribution of "used" books of Publisher. Nothing in this Section shall affect the right of Distributor to receive and to resell copies of Works pursuant to Section 3.

15) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties and their successors and assigns. Except in connection with the sale of substantially all of the business of a party, this agreement may not be assigned by either party without the prior approval of the other party, which approval will not be unreasonably withheld.

ACCEPTED AND AGREED
PEOPLES PUBLISHING GROUP

By: James Peoples
Title: Chairman


Signature: /s/ James Peoples


ACCEPTED AND AGREED:
W.W. NORTON & COMPANY, INC.

By: W. Drake McFeely
Title: President


Signature: /s/ W. Drake McFeely


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                                   SCHEDULE 1.

MARKET

         The Market will be the United States public and private schools, grades K-12. The Market also includes DODDS and International Bilingual Schools actively marketed by Distributor The audience includes both the day and evening enrollments in the schools. The Market also includes high school bookstores and distributors whose primary business is reselling college books to high schools and who represent that book orders are to supply high schools and high school bookstores. Home schooling suppliers are not included in the market.

         Both Distributor and Publisher recognize that certain re-sellers will continue to purchase books direct from Publisher (including but not limited to Varsity Books, Adams Online, Baker and Taylor, MBS). The Publisher will make reasonable efforts to direct the purchase of Works to the Distributor. In cases where Publisher deems it should sell direct to reseller then sales and commission will be accounted for as laid out in contract.

         The Market does not include secondary school enrollments in courses at post secondary institutions where Works are purchased by resellers whose primary business is post secondary enrollments.

WORKS

         All Norton and Liveright net price college texts (together with supplemental and ancillary materials) published by Publisher. Trade books (list price) in hardcover and paperback format are not included in definition of works though Distributor may promote and purchase these for resale on a non-exclusive basis from Publisher.



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                                  SCHEDULE II.

LOCAL AUTHORITY ADOPTIONS

         Local Authority Adoptions take place in all states including state adoption and open territory states. A consistent characteristic of a Local Authority adoption is the presence of a centralized formal adoption process that takes place within a school district, county, city, or dioceses. Local authority adoption share some but certainly not all, of the following characteristics:

         o        PPG receives notice of a school district or county adoption.
                  Usually this information is communicated by letter by the adopting authority.

         o The adoption unit requires multiple exam copies of textbooks and ancillaries for school administrators and the adoption committee.

         o Formal on-site presentations to the adoption committee or in some districts meeting with committee members and their school advisors.

         o Requirements to submit book correlations to state and/or AP standards.

         o Extensive pre-work prior to imposed blackout periods where publishers are not allowed to contact committee members.

         o Committee recommends book adoptions often listing multiple books to provide local schools with purchase options.

         o PPG begins selling process to influence school building decisions.

         o Large unit purchases - for our purposes let's agree a LA purchase must be in excess of [*] units or $[*].

         o Contract negotiations related to price, shipping and handling, and availability.

         PPG will be responsible for maintaining and distributing monthly to Norton a Local Authority Pending and adoption file. In adoptions requiring a formal contract Peoples will negotiate terms and make recommendations to Norton. Final contract approval and administration will be a Norton responsibility.

         Local authority purchases will be identified and the appropriate discount taken when PPG sends the purchase information to Norton. Purchases not contained in the monthly pending report will not qualify as LA adoptions.


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STATE ADOPTIONS

         Formal call issued by the State Board of Education asking for publishers to submit instructional materials for state evaluation bids, contracting and purchase. Most but not all Adoption States require publishers to use a state depository.

         Many adoption states, such as GA, VA, FL, provide funding for the purchase of non-adoption materials by the local schools in a process, which we have described as Local Authority Adoptions. Other states such as TX and NC rigorously subscribe to the State Adoption process.

         The State Adoption states are:
         AL                                 ID                         NV                        SC
         AR                                 IN                         MN                        TN
         CA (K-8 only, 9-12 open)           KY                         NC                        TX
         FL                                 LA                         OK                        UT
         GA                                 MS                         OR                        VA
         WV

         Publishers Duties

         o Enter into State Adoption Contracts and contracts with counties, school districts and other local authorities within the state adoption states, taking into consideration the Distributor's recommendations and the commercial interests of both of the parties.

         Distributors Duties

         o Distributor is responsible for all expense related to promotion of Publisher titles to State Adoption contracts except for free copies. Distributor and Publisher to agree upon budget for free copy expenses as per Section 5 a) i). Distributor will be responsible for free copy expenses in excess of agreed budget.

         Terms of Sale

         o Sales under State Adoption contracts shall be made directly between the Publisher and the States. Net sales shall mean receipts from sales, net of returns, less depository fees, taxes, and postage and handling charges. Commission shall be paid [*] days following receipt by Publisher of payments by the state.

         Handling of Orders

         o Orders received by Distributor for Works covered under State Adoption Contracts shall be promptly turned over to the Publisher. The Publisher shall be responsible for all order processing, invoicing fulfillment, collection and bad debt of works sold under State Adoption Contracts.


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                                  SCHEDULE III

Responsibilities for Promotion

[*]






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